EXHIBIT 99.1

FOR FURTHER INFORMATION:
Analysts/Investors:                          Media:
------------------                           -----
Jeffrey P. Freimark                          Susanne Marsh
Executive Vice President and CFO             Manager, Corporate Communications
The Grand Union Company                      The Grand Union Company
(973) 890-6340                               (518) 877-0289, ext. 312
jfreimark@grandunionco.com                   smarsh@grandunionco.com
--------------------------                   -----------------------

and                                          and

Mark Gross                                   Kimberly Kriger or Jim Fingeroth
C&S Wholesale Grocers Inc.                   Kekst and Company
(802) 257-6025                               (212) 521-4800
mgross@cswg.com

             GRAND UNION ANNOUNCES RESULTS OF AUCTION TO SELL ASSETS
             -------------------------------------------------------


WAYNE, NJ, NOVEMBER 17, 2000 - The Grand Union Company (OTC BB: GUCO), announced today that following the auction of its assets held yesterday, it will be proceeding with the previously announced agreement for the purchase by C&S Wholesale Grocers, Inc. of substantially all of the Company's assets and business. C&S, which is Grand Union's principal supplier, will pay $301.8 million in cash upon closing of the transaction. Included in the assets to be acquired are 185 of Grand Union's 197 stores and the Company's distribution center in Montgomery, New York. C&S intends to operate certain of these stores and to assign its right to purchase certain other of these stores to other supermarket operators. The closing of the transaction remains subject to customary closing conditions, including governmental antitrust approval and Bankruptcy Court approval.

The Company also announced that as a result of the auction it entered into a definitive agreement to sell the store and building owned by the Company at 124-138 Bleecker Street in New York City to New York University for approximately $24 million. The sale is subject to Bankruptcy Court approval.

Grand Union filed a voluntary chapter 11 petition in the U.S. Bankruptcy Court in Newark, New Jersey on October 3, 2000, with the stated intention to facilitate the planned sale of the Company and provide for additional funding during the sale process.

Grand Union operates 197 retail food stores in Connecticut, New Jersey, New York, Pennsylvania and Vermont.

Some of the matters discussed herein are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the Company's most recent form 10-K for the fiscal year ended April 1, 2000, as filed with the Securities and Exchange Commission on June 30, 2000, and form 10-Q for the fiscal quarter ended July 22, 2000, as filed with the Securities and Exchange Commission on September 1, 2000.



                                      # # #







                                       6